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Exhibit 21.01

NORTHERN STATES POWER COMPANY, MINNESOTA AND SUBSIDIARIES

Subsidiaries of Registrant*

Name	State of Incorporation	Purpose
Northern States Power Company (Wisconsin)	Wisconsin	Electric and gas utility
Viking Gas Transmission Company	Delaware	Natural gas transmission
NRG Energy, Inc.	Delaware	Owns and manages nonregulated energy subsidiaries of the company
Energy Masters International, Inc.	Minnesota	Energy services
Eloigne Company	Minnesota	Owns and operates affordable housing units
Seren Innovations, Inc.	Minnesota	Communications and data services
Ultra Power Technologies, Inc.	Minnesota	Markets power-cable testing technology

*
Excludes certain immaterial subsidiaries

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NORTHERN STATES POWER COMPANY, MINNESOTA AND SUBSIDIARIES